Exhibit 99.1

FOR IMMEDIATE RELEASE

January 29, 2004

Contacts: Melanie J. Dressel, President and
Chief Executive Officer
(253) 305-1911
Gary R. Schminkey, Executive Vice President
and Chief Financial Officer
(253) 305-1966

COLUMBIA BANKING SYSTEM ANNOUNCES

INCREASED FULL YEAR AND FOURTH QUARTER 2003 EARNINGS

HIGHLIGHTS

•	Fourth quarter earnings of $5.4 million, up 21% from 4th quarter 2002.

•	Earnings for the year of $19.5 million, up 79% compared with the prior year.

•	Diluted 4th quarter earnings per share of $0.40, up 21% from the prior year.

•	Diluted earnings per share for the year of $1.44, up 76% from last year.

•	Return on Assets improved to 1.25% from 1.06% in 4th quarter 2002.

•	Return on Equity improved to 14.80% from 13.74% in 4th quarter 2002.

•	Average core deposit growth of 15%, compared with the prior year.

•	Total nonperforming assets decreased 15% from December 31, 2002; allowance for loan losses to total loans increased to 1.88% from 1.63% a year ago.

TACOMA, Washington—Columbia Banking System, Inc. (Nasdaq: COLB) today announced increased net income for the fourth quarter ended December 31, 2003 of $5.4 million, an increase of 21% compared to $4.5 million for the fourth quarter of 2002. On a diluted per share basis, net income for the fourth quarter was $0.40, an increase of 21% from $0.33 in 2002. Return on average assets and return on average equity for the fourth quarter 2003 were 1.25% and 14.80%, respectively, compared to 1.06% and 13.74%, respectively, for last year. Total nonperforming assets decreased $2.8 million, or 15%, to $15.4 million at December 31, 2003 from $18.2 million at December 31, 2002.

Net income for the year 2003 was $19.5 million, an increase of $8.6 million, or 79%, from net income of $10.9 million in 2002. On a diluted per share basis, net income for 2003 was $1.44,

compared with $0.82 cents, or 76%, for the same period last year. Return on average assets and return on average equity for the year were 1.15% and 13.83%, respectively, compared to 0.68% and 8.77%, respectively for 2002.

“We are pleased to see our profitability continue to improve for the fourth quarter and full year 2003 in a challenging economic environment,” stated Melanie J. Dressel, President and Chief Executive Officer. “Our growth in net income is due to lower necessary additions to our loan loss allowance than last year, a notable increase in noninterest income, and a continued emphasis on controlling expenses. We have effectively managed our net interest margin during this time of low rates through our strong growth in core deposits. While we have made significant progress toward improved profitability in 2003, we continue our commitment to further enhance shareholder value in 2004 and beyond.”

At December 31, 2003, Columbia’s total assets were $1.74 billion, an increase of 3% from $1.70 billion at December 31, 2002. Total loans were $1.08 billion at December 31, 2003, down 8% from December 31, 2002, and total securities increased $186 million to $524 million at December 31, 2003, an increase of 55% from the prior year. Total deposits increased 4% from December 31, 2002, ending at $1.54 billion at December 31, 2003. Core deposits at December 31, 2003 were $1.10 billion, an increase of $117.5 million, or 12%, compared with 2002.

Ms. Dressel continued, “Investment securities grew last year in response to increased deposits coupled with soft loan demand. We are beginning to see signs of an improving economy, as total loans for the fourth quarter reflected a slight increase from third quarter 2003. Compared to a year ago, outstanding loans are down $98 million, due to a combination of lower line of credit usage, problem loan resolutions, and a commitment to manage interest rate risk and our loan portfolio mix. We have carefully monitored our underwriting criteria and loan approvals to manage our interest and credit risk during this period of low interest rates and a soft economy. Our overall loan portfolio remains well diversified.”

Operating Results

Quarter Ended December 31, 2003

Net Interest Income

Net interest income for the fourth quarter of 2003 decreased 2% to $16.2 million, from $16.6 million for the three months ended December 31, 2002. The decrease is primarily due to lower loan balances and yields, which is partially offset by the effects of the growth in core deposits and the steps the Company has taken to manage its deposit costs.

With the declining interest rate environment during 2003, the Company has experienced downward pressure on its net interest margin. Net interest margin decreased to 4.16% in the fourth quarter of 2003, from 4.42% for the same period last year. Ms. Dressel remarked, “Despite downward pressure, we were able to hold our net interest margin steady at 4.16% in both the third and fourth quarters of 2003.”

Average interest-earning assets grew to $1.59 billion, or 5%, during the fourth quarter of 2003, compared with $1.52 billion in the fourth quarter of 2002. The yield on average interest-earning assets decreased 87 basis points (a basis point equals 1/100 of 1%) to 5.25% during the fourth quarter of 2003 compared with 6.12% during the same period of 2002. In comparison, average interest-bearing liabilities decreased $1.3 million to $1.25 billion compared to a year ago. The cost of average interest-bearing liabilities decreased 68 basis points to 1.39% during the fourth quarter of 2003, from 2.07% in the same period of 2002.

For the twelve months ended December 31, 2003, net interest income decreased 1% to $63.9 million from $64.3 million in 2002. During 2003, the Company’s net interest margin decreased to 4.23% from 4.50% for 2002. Average interest-earning assets grew to $1.54 billion during 2003, compared with $1.45 billion for the same period of 2002. The yield on average interest-earning assets decreased 89 basis points to 5.53% during 2003, from 6.42% in 2002. In comparison, average interest-bearing liabilities grew to $1.24 billion compared with $1.21 billion for 2002. The cost of average interest-bearing liabilities decreased 70 basis points to 1.61% during 2003 from 2.31% in 2002.

Noninterest Income

Noninterest income decreased $394,000 or 7% in the fourth quarter of 2003, and increased $2.7 million, or 14%, for the full year of 2003 compared with the year 2002. The decrease during the fourth quarter is due to a decrease in residential mortgage loan applications as higher interest rates during the latter half of 2003 slowed refinancing activity compared to the same period in 2002. Increases during the full year of 2003 were primarily centered in merchant services income, service charges and other fees, and mortgage banking. Increases in merchant services income is due to the overall growth of the customer base. Increases in service charges and other fees reflect growth in core deposits, while mortgage banking increases were largely due to low mortgage rates primarily during the first half of the year. Historically, Columbia’s new residential real estate loans to purchase homes have comprised a significant portion of mortgage banking originations. The record low interest rates of the last two years resulted in a larger percentage of home refinancing.

Noninterest Expense

Total noninterest expense increased 1% to $13.9 million for the fourth quarter of 2003, and increased 1% to $55.8 million for the full year of 2003 compared with the same periods in 2002, excluding net costs (gains) of OREO . During the third quarter of 2002, the Company received a lease termination payment of $1.2 million from the tenant of a property included in OREO. Including net costs (gains) of OREO, total noninterest expense increased 4% from the fourth quarter and the full year of 2002.

The Company’s efficiency ratio (noninterest expense divided by the sum of net interest income and noninterest income on a tax equivalent basis, excluding nonrecurring income and expense) was 62.84% for the fourth quarter 2003 compared to 60.22% for the fourth quarter 2002. The efficiency ratio for the year 2003 was 62.86%, compared to 64.46% for 2002. The Company’s goal of continuing to improve its efficiency ratio will depend on its ability to grow the loan portfolio, changes in interest rates and continued expense control.

Nonperforming Assets and Loan Loss Provision

The Company made no provision for loan losses in the fourth quarter of 2003, compared with a provision of $2.7 million for fourth quarter 2002. For the quarter ended December 31, 2003 net loan charge-offs amounted to $70,000 compared to net loan charge-offs of $2.0 million for the quarter ended December 31, 2002. For the twelve months ended December 31, 2003 and 2002, net loan charge-offs were $1.8 million and $11.3 million, respectively.

The allowance for loan losses had a net increase of $1.1 million, to $20.3 million at December 31, 2003 as compared to year-end 2002. The allowance for loan losses as a percentage of loans (excluding loans held for sale at each date) increased to 1.88% at December 31, 2003 as compared to 1.63% at year-end 2002. Management believes the increase in the allowance as a percentage of total loans is prudent and appropriate considering the challenging economic environment and the level of nonperforming loans. At December 31, 2003, the allowance for loan losses to nonperforming loans was 153% compared to 112% at December 31, 2002. The allowance for loan losses to nonperforming assets was 132% compared to 106% the prior year.

Nonperforming assets decreased $2.8 million to $15.4 million from year end 2002 primarily due to decreases in nonaccrual loans which decreased $3.7 million to $13.3 million at December 31, 2003. Nonaccrual loans increased $6.4 million at year-end 2003 from $6.8 million at September 30, 2003.

Ms. Dressel commented, “The increase in nonaccrual loans for the fourth quarter of 2003 was due to a credit which we moved to nonaccrual status as a result of adverse changes in the borrower’s financial condition. However, a purchaser has made an equity investment and a further financial commitment designed to improve the company’s financial position. The purchaser has brought all payments current.”

Ms. Dressel continued, “We will continue to leverage the strong base of branches we have built in our market areas. In November 2003, we consolidated the operations of our two Bellevue, Washington branches into the Bellevue Way location. While we have no immediate plans for new branches, new markets and locations are reviewed on an ongoing basis and the bank will take advantage of branching opportunities as they arise. Our primary emphasis, as always, will be to provide exceptional customer service and a complete banking relationship for our customers.”

Columbia Banking System, Inc. is a Tacoma-based bank holding company whose wholly owned subsidiary is Columbia Bank, a Washington state-chartered full-service commercial bank with

34 banking offices in Pierce, King, Cowlitz, Kitsap and Thurston counties. Columbia’s stock trades on the Nasdaq Stock MarketSM under the symbol COLB. Columbia Banking System’s Annual Meeting of Shareholders will be held at 1:00 PDT on April 28, 2004 at the Best Western Hotel & Conference Center, 5700 Pacific Highway East, Fife, Washington.

# # #

Note Regarding Forward-Looking Statements

This news release includes forward looking statements, which management believes are a benefit to shareholders. These forward looking statements describe Columbia’s management’s expectations regarding future events and developments such as future operating results, growth in loans and deposits, continued success of Columbia’s style of banking and the strength of the local economy. The words “will,” “believe,” “expect,” “should,” and “anticipate” and words of similar construction are intended in part to help identify forward looking statements. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely. In addition to discussions about risks and uncertainties set forth from time to time in Columbia’s filings with the SEC, factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the following possibilities: (1) local, national and international economic conditions are less favorable than expected or have a more direct and pronounced effect on Columbia than expected and adversely affect Columbia’s ability to continue its internal growth at historical rates and maintain the quality of its earning assets; (2) changes in interest rates reduce interest margins more than expected and negatively affect funding sources; (3) projected business increases following strategic expansion or opening or acquiring new branches are lower than expected; (4) costs or difficulties related to the integration of acquisitions are greater than expected; (5) competitive pressure among financial institutions increases significantly; (6) legislation or regulatory requirements or changes adversely affect the businesses in which Columbia is engaged.

FINANCIAL STATISTICS

Columbia Banking System, Inc.

Unaudited

(in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
Earnings
Net interest income	$16,245	$16,587	$63,867	$64,289
Provision for loan loss		2,700	2,850	15,780
Noninterest income	5,464	5,858	22,784	20,050
Noninterest expense	13,931	13,335	55,960	53,653
Net income	5,431	4,472	19,522	10,885

Per Share
Net income (basic)	$0.41	0.34	1.46	0.83
Net income (diluted)	0.40	0.33	1.44	0.82

Averages
Total assets	$1,724,573	$1,668,848	$1,696,417	$1,601,061
Interest-earning assets	1,588,762	1,518,118	1,544,869	1,454,714
Loans	1,081,513	1,186,886	1,128,941	1,183,922
Securities	497,380	280,358	401,594	246,995
Deposits	1,532,063	1,454,955	1,483,173	1,360,968
Core deposits	1,082,843	951,165	1,017,126	885,008
Shareholders’ Equity	145,593	129,137	141,129	124,096

Financial Ratios
Return on average assets	1.25%	1.06%	1.15%	0.68%
Return on average equity	14.80	13.74	13.83	8.77
Net interest margin	4.16	4.42	4.23	4.50
Efficiency ratio (tax equivalent) (1)	62.84	60.22	62.86	64.46
Average equity to average assets	8.44	7.74	8.32	7.75

	December 31,
	2003	2002
Period end
Total assets	$1,744,347	$1,699,613
Loans	1,078,302	1,175,853
Allowance for loan losses	20,261	19,171
Securities	523,864	337,412
Deposits	1,544,626	1,487,153
Core deposits	1,098,237	980,709
Shareholders’ equity	150,372	132,384
Book value per share	11.19	9.95

Nonperforming assets
Nonaccrual loans	$13,255	$16,918
Restructured loans		187
Personal property owned	691	916
Real estate owned	1,452	130

Total nonperforming assets	$15,398	$18,151

Nonperforming loans to period-end loans	1.23%	1.45%
Nonperforming assets to period-end assets	0.88%	1.07%
Allowance for loan losses to period-end loans	1.88%	1.63%
Allowance for loan losses to nonperforming loans	152.86%	112.08%
Allowance for loan losses to nonperforming assets	131.58%	105.62%
Net loan charge-offs	$1,760 (2)	$11,343 (2)

(1)	Noninterest expense divided by the sum of net interest income and noninterest income on a tax equivalent basis, excluding nonrecurring income and expense, such as gains/losses on investment securities and net cost (gain) of OREO.
(2)	For the year ended December 31, 2003 and 2002, respectively.

QUARTERLY FINANCIAL STATISTICS

Columbia Banking System, Inc.

Unaudited

(in thousands, except per share amounts)

	Three Months Ended
	Dec 31 2003	Sept 30 2003	Jun 30 2003	Mar 31 2003	Dec 31 2002
Earnings
Net interest income	$16,245	$15,489	$16,114	$16,019	$16,587
Provision for loan loss		250	1,000	1,600	2,700
Noninterest income	5,464	6,032	5,735	5,553	5,858
Noninterest expense	13,931	14,291	14,044	13,694	13,335
Net income	5,431	4,895	4,765	4,431	4,472

Per Share
Net income [basic]	0.41	0.37	0.36	0.33	0.34
Net income [diluted]	0.40	0.36	0.35	0.33	0.33

Averages
Total assets	$1,724,573	$1,676,192	$1,709,468	$1,673,047	$1,668,848
Interest-earning assets	1,588,762	1,514,584	1,554,936	1,520,782	1,518,118
Loans	1,081,513	1,115,637	1,143,862	1,175,935	1,186,886
Securities	497,380	367,246	404,914	335,432	280,358
Deposits	1,532,063	1,496,116	1,455,247	1,448,203	1,454,955
Core deposits	1,082,843	1,044,124	982,948	956,909	951,165
Shareholders’ Equity	145,593	143,208	140,417	135,160	129,137

Financial Ratios
Return on average assets	1.25%	1.16%	1.12%	1.07%	1.06%
Return on average equity	14.80	13.56	13.61	13.30	13.74
Net interest margin	4.16	4.16	4.26	4.37	4.42
Efficiency ratio (tax equivalent)	62.84	64.36	62.43	61.84	60.22
Average equity to average assets	8.44	8.54	8.21	8.08	7.74

Period end
Total assets	$1,744,347	$1,698,956	$1,724,798	$1,758,587	$1,699,613
Loans	1,078,302	1,071,201	1,098,675	1,146,527	1,175,853
Allowance for loan losses	20,261	20,331	19,994	19,272	19,171
Securities	523,864	433,460	385,971	426,088	337,412
Deposits	1,544,626	1,518,844	1,542,387	1,489,039	1,487,153
Core deposits	1,098,237	1,070,216	1,079,879	1,006,121	980,709
Shareholders’ equity	150,372	144,528	144,871	137,594	132,384
Book value per share	11.19	10.79	10.82	10.32	9.95

Nonperforming assets
Nonaccrual loans	$13,255	$6,806	$6,165	$10,532	$16,918
Restructured loans			50	130	187
Personal property owned	691	700	769	836	916
Real estate owned	1,452	1,503	2,547	2,500	130

Total nonperforming assets	$15,398	$9,009	$9,531	$13,998	$18,151

Nonperforming loans to period-end loans	1.23%	0.64%	0.57%	0.93%	1.45%
Nonperforming assets to period-end assets	0.88%	0.53%	0.55%	0.80%	1.07%
Allowance for loan losses to period-end loans	1.88%	1.90%	1.82%	1.68%	1.63%
Allowance for loan losses to nonperforming loans	152.86%	298.72%	321.71%	180.75%	112.08%
Allowance for loan losses to nonperforming assets	131.58%	225.67%	209.78%	137.68%	105.62%
Net loan (recoveries) charge-offs	$70	$(87)	$278	$1,499	$1,955

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

Columbia Banking System, Inc.

(Unaudited)

(in thousands except per share)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
Interest Income
Loans	$15,985	$19,619	$69,427	$80,003
Securities available for sale	4,567	3,250	14,166	11,606
Securities held to maturity	34	50	162	214
Deposits with banks	23	188	145	372

Total interest income	20,609	23,107	83,900	92,195

Interest Expense
Deposits	4,068	5,906	18,304	24,740
Federal Home Loan Bank advances	36	313	652	1,945
Long-term obligations	260	301	1,077	1,221

Total interest expense	4,364	6,520	20,033	27,906

Net Interest Income	16,245	16,587	63,867	64,289
Provision for loan losses		2,700	2,850	15,780

Net interest income after provision for loan losses	16,245	13,887	61,017	48,509

Noninterest Income
Service charges and other fees	2,514	2,518	10,072	8,783
Mortgage banking	439	1,352	3,746	3,411
Merchant services fees	1,613	1,161	6,108	4,852
Gain on sale of investment securities, net	222	193	222	610
Bank owned life insurance (BOLI)	388	358	1,539	1,294
Other	288	276	1,097	1,100

Total noninterest income	5,464	5,858	22,784	20,050

Noninterest Expense
Compensation and employee benefits	7,512	6,980	29,657	28,964
Occupancy	2,060	2,142	8,728	8,249
Merchant processing	620	508	2,461	2,015
Advertising and promotion	326	231	1,745	1,867
Data processing	493	414	1,918	1,792
Legal & professional services	449	1,043	1,831	2,382
Taxes, licenses & fees	411	490	1,670	1,777
Net cost (gains) of OREO	41	(372)	139	(1,565)
Other	2,019	1,899	7,811	8,172

Total noninterest expense	13,931	13,335	55,960	53,653

Income before income taxes	7,778	6,410	27,841	14,906
Provision for income taxes	2,347	1,983	8,319	4,021

Net Income	$5,431	$4,472	$19,522	$10,885

Net income per common share:
Basic	$0.41	$0.34	$1.46	$0.83
Diluted	0.40	0.33	1.44	0.82
Dividend declared per common share	0.05		0.15
Average number of common shares outstanding	13,403	13,187	13,370	13,165
Average number of diluted common shares outstanding	13,617	13,353	13,538	13,318

CONSOLIDATED CONDENSED BALANCE SHEETS

Columbia Banking System, Inc.

(Unaudited)

(in thousands)

	December 31, 2003	December 31, 2002
Assets
Cash and due from banks	$49,685	$67,058
Interest-earning deposits with banks	949	18,425

Total cash and cash equivalents	50,634	85,483

Securities available for sale at fair value (amortized cost of $509,989 and $320,499 respectively)	509,200	321,513
Securities held to maturity (fair value of $4,708 and $6,412 respectively)	4,548	6,192
Federal Home Loan Bank stock	10,116	9,707
Loans held for sale	10,640	22,102
Loans, net of unearned income of ($2,437) and ($2,625) respectively	1,078,302	1,175,853
Less: allowance for loan losses	20,261	19,171

Loans, net	1,058,041	1,156,682

Interest receivable	6,640	6,710
Premises and equipment, net	50,692	52,921
Real estate owned	1,452	130
Other	42,384	38,173

Total Assets	$1,744,347	$1,699,613

Liabilities and Shareholders’ Equity
Deposits:
Noninterest-bearing	$317,721	$299,862
Interest-bearing	1,226,905	1,187,291

Total deposits	1,544,626	1,487,153

Federal Home Loan Bank advances	16,500	46,470
Trust preferred obligations		21,433
Long-term subordinated debt	22,180
Other liabilities	10,669	12,173

Total liabilities	1,593,975	1,567,229

Shareholders’ equity:
Preferred stock (no par value)
Authorized, 2 million shares; none outstanding

	December 31, 2003	December 31, 2002
Common stock (no par value)
Authorized shares	60,032	60,032
Issued and outstanding	13,433	13,310	112,675	111,028
Retained earnings			38,210	20,696
Accumulated other comprehensive income - Unrealized (losses) gains on securities available for sale, net of tax			(513)	660

Total shareholders’ equity			150,372	132,384

Total Liabilities and Shareholders’ Equity			$1,744,347	$1,699,613